Exhibit 3.1
CEREBRAS SYSTEMS INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Cerebras Systems Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:
1.    The name of this corporation is Cerebras Systems Inc. This corporation was originally incorporated pursuant to the General Corporation Law on April 6, 2016 under the name Cerebras Systems Inc.
2.    The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.
RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.
Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.
3.    This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.    This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 28th day of January, 2026.

By:	/s/ Andrew Feldman
Andrew Feldman Chief Executive Officer

Exhibit A
CEREBRAS SYSTEMS INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME.
The name of this corporation is Cerebras Systems Inc. (the “Corporation”).
ARTICLE II: REGISTERED OFFICE.
The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.
ARTICLE III: PURPOSE.
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE IV: AUTHORIZED SHARES.
1.    Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 283,200,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), (b) 37,100,000 shares of Class N Common Stock, $0.00001 par value per share (the “Class N Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (c) 124,652,775 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”). As of the effective date of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”), 31,731,394 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 9,076,079 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, 7,264,680 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”, 4,943,849 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock”, 14,916,649 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock”, 9,168,419 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock”, 5,798,089 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F-1 Preferred Stock”, 30,359,557 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series G Preferred Stock” and 11,394,059 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series H Preferred Stock”.
2.    The following is a statement of the designations and the rights, powers and preferences, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.    COMMON STOCK
1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
2.    Voting. Except as otherwise provided herein or expressly required by law, each holder of Class A Common Stock shall have one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class N Common Stock shall have no votes per share of Class N Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Unless required by law, there shall be no cumulative voting. The number of authorized shares of Class A Common Stock or Class N Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock.
3.    Automatic Conversion of Class N Common Stock.
3.1.    Automatic Conversion upon Common Transfer. Each share of Class N Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Common Transfer (as defined in Section 3.2.2), other than (i) to an Affiliate (as defined in Section 3.2.1) or (ii) if the holder provides written notice to the Corporation ten (10) business days prior to the transfer stating that the transfer will not result in a conversion because the transferee elects to receive Class N Common Stock. Any shares of Class N Common Stock so converted shall be retired and cancelled and may not be reissued.
3.2.    Definitions.
3.2.1.    “Affiliate” shall mean, with respect to any specified holder, any other holder who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified holder, including, without limitation, any general partner, officer, director, or manager of such holder and any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such holder.
3.2.2.    “Common Transfer” of a share of Class N Common Stock shall mean any direct or indirect sale, exchange, redemption, assignment, distribution, gift, retirement, transfer, conveyance, or other disposition (whether or not for value and whether voluntarily, involuntarily, or by operation of law).

B.    PREFERRED STOCK
The following rights, powers and preferences, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.
1.    Dividends.
1.1.    Non-Cumulative Preferred Stock Dividend Preference. The Corporation shall not pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any calendar year unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, out of funds legally available therefor, a dividend on each outstanding share of Preferred Stock in an amount equal to 8% of the Original Issue Price (as defined below) per share of such Preferred Stock. The foregoing dividends shall not be cumulative and shall be paid when, as and if declared by the Board of Directors of the Corporation (the “Board”). The “Original Issue Price” shall mean (i) in the case of the Series A Preferred Stock, $0.85 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock in shares of such stock, (ii) in the case of the Series B Preferred Stock, $2.754493 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series B Preferred Stock in shares of such stock, (iii) in the case of the Series C Preferred Stock, $8.9474 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series C Preferred Stock in shares of such stock, (iv) in the case of the Series D Preferred Stock, $16.1458 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series D Preferred Stock in shares of such stock, (v) in the case of the Series E Preferred Stock, $18.3249 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series E Preferred Stock in shares of such stock, (vi) in the case of the Series F Preferred Stock, $27.7448 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series F Preferred Stock in shares of such stock, (vii) in the case of the Series F-1 Preferred Stock, $14.66 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series F-1 Preferred Stock in shares of such stock, (viii) in the case of the Series G Preferred Stock, $36.2324 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series G Preferred Stock in shares of such stock, and (ix) in the case of the Series H Preferred Stock, $89.0156 per share, subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the Series H Preferred Stock in shares of such stock.
1.2.    Participation. If, after dividends in the full preferential amount specified in Section 1.1 for the Preferred Stock have been paid or set apart for payment in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose, each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Class A Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Sections 4 and 5.
1.3.    Non-Cash Dividends. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board, including at least one of the Preferred Directors.
2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
2.1.    Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share (the “Preferred Liquidation Amount”) equal to the greater of (a) the Original Issue Price for such series of Preferred Stock, plus any dividends declared but unpaid thereon, or (b)  such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Class A Common Stock pursuant to Sections 4 and 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they are entitled under this Section 2.1, the holders of shares of Preferred Stock shall share, pari passu and ratably, in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.2.    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.
2.3.    Deemed Liquidation Events.
2.3.1.    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of (i) at least 65% of the outstanding shares of the Series A Preferred Stock (voting together as a single series on an as-converted basis), (ii) at least a majority of the outstanding shares of the Series B Preferred Stock (voting together as a single series on an as-converted basis), (iii) at least a majority of the outstanding shares of the Series C Preferred Stock (voting together as a single series on an as-converted basis), (iv) at least a majority of the outstanding shares of the Series D Preferred Stock (voting together as a single series on an as-converted basis), (v) at least 75% of the outstanding shares of the Series E Preferred Stock (voting together as a single series on an as-converted basis), (vi) at least a majority of the outstanding shares of the Series F Preferred Stock and Series F-1 Preferred Stock (voting together as a single series on an as-converted basis), (vii) at least a majority of the outstanding shares of the Series G Preferred Stock (voting together as a single series on an as-converted basis), including the Lead Investor (as defined in the Amended and Restated Investors’ Rights Agreement dated as of September 19, 2025, by and between the Company and certain investors party thereto), for so long as the Lead Investor holds at least 3,863,945 shares of Series G Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series G Preferred Stock) (the “Series G Requisite Holders”), and (viii) at least a majority of the outstanding shares of the Series H Preferred Stock (voting together as a single series on an as-converted basis), elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:
(a)    a merger, consolidation, statutory conversion, transfer, domestication, or continuance (each a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined in Section 5.1 below) outstanding immediately prior to such Combination or upon conversion of Convertible Securities (as defined in Section 5.1 below) outstanding immediately prior to such Combination shall be deemed to be outstanding immediately prior to such Combination and, if applicable, deemed to be converted or exchanged in such Combination on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or
(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, (or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, statutory conversion, domestication, continuance or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, transfer, exclusive license or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation (an “Asset Disposition”).
2.3.2.    Effecting a Deemed Liquidation Event.
(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a) unless the agreement or plan of merger or consolidation for such transaction (any such agreement, plan or terms, the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.
(b)    In the event of a Deemed Liquidation Event referred to in Section 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of at least a 65% of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.
(c)    Written notice of the mandatory redemption described in Section 2.3.2(b) (the “Liquidation Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than forty (40) days prior to the Liquidation Redemption Date. Each Liquidation Redemption Notice shall state:
(i)    the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Liquidation Redemption Date specified in the Liquidation Redemption Notice;
(ii)    the Liquidation Redemption Date and the portion of the Preferred Liquidation Amount payable to such holder, or, if greater, the amount payable on the Preferred Stock pursuant to Sections 2.1 and 2.2; and
(iii)    that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.
(d)    On or before the applicable Liquidation Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Liquidation Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4.1 hereof, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Liquidation Redemption Notice, and thereupon the applicable portion of the Preferred Liquidation Amount or, if greater, the applicable portion of the amount payable on the Preferred Stock pursuant to Sections 2.1 and 2.2, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.
(e)    If the Liquidation Redemption Notice shall have been duly given, and if on the Liquidation Redemption Date the aggregate Preferred Liquidation Amount payable upon redemption of the shares of Preferred Stock to be redeemed on such Liquidation Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Liquidation Redemption Date and all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive their applicable portion of the Preferred Liquidation Amount without interest upon surrender of their certificate or certificates therefor.

(f)    Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. The Corporation may not exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
2.3.3.    Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Combination or Asset Disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board; provided, however, that the following shall apply. For securities not subject to investment letters or other similar restrictions on free marketability:
(a)    if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of such transaction;
(b)    if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or
(c)    if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, including at least one of the Preferred Directors.
The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board, including at least one of the Preferred Directors) from the market value as determined pursuant to clause (i) above so as to reflect the approximate fair market value thereof.
The foregoing methods for valuing non-cash consideration to be distributed in connection with a Combination or Asset Disposition shall, with the appropriate approval of the definitive agreements governing such Combination or Asset Disposition by the stockholders under the General Corporation Law and Section 3.3, be superseded by the determination of such value set forth in the definitive agreements governing such Combination or Asset Disposition.
2.3.4.    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial

Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
3.    Voting.
3.1.    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Class A Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.
3.2.    Election of Directors.
3.2.1.    Election. For so long as any shares of Series A Preferred Stock remain outstanding, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Series A Directors”). For so long as any shares of Series E Preferred Stock remain outstanding, the holders of record of the shares of Series E Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series E Director” and together with the Series A Directors, the “Preferred Directors”). The holders of record of the shares of Class A Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Common Directors”). The holders of record of the shares of Class A Common Stock and of every other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Corporation (the “Remaining Directors”).
3.2.2.    Vacancies Not Caused by Removal. If any vacancy in the office of any Common Director or Remaining Director exists, such vacancy may be filled (either contingently or otherwise) by the stockholders as specified in this Section 3.2 or by a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining member of the Board then in office, even if such directors or such sole remaining director were not elected by the holders of the class, classes or series that are entitled to elect a director or directors to office under the provisions of Section 3.2 (the “Specified Stock”) and such electing director or directors shall specify at the time of such election the specific vacant directorship being filled.
3.2.3.    Vacancies Caused by Removal. Any director elected as provided in the preceding sentences may be removed with or without cause by, and, except as provided otherwise in Section 3.2.2, any vacancy in the office of any such removed director may be filled by, and only by, the affirmative vote of the holders of the shares of the Specified Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.
3.2.4.    Procedure. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Specified Stock entitled to elect such director shall constitute a quorum for the purpose of electing such director and the candidate or candidates to be elected by such Specified Stock shall be those who receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock. In the case of an action taken by written consent without a meeting, the candidate or candidates to be elected by such Specified Stock shall be those who are elected by the written consent of the holders of a majority of such Specified Stock.
3.3.    Preferred Stock Protective Provisions. For so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of at least 65% of the then outstanding shares of Preferred Stock, consenting or voting together as a single class on an as-converted basis:
(a)    amend the certificate of incorporation or bylaws of the Corporation, in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;
(b)    alter or change the rights, powers or preferences of the Preferred Stock set forth in the certificate of incorporation or bylaws of the Corporation, as then in effect, in a way that adversely affects the Preferred Stock; or
(c)    increase or decrease the authorized number of shares of Common Stock or Preferred Stock (or any series thereof); or
(d)    authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers or preferences set forth in this

Restated Certificate, as then in effect, that are senior to or on a parity with any series of Preferred Stock or authorize or create (by reclassification or otherwise) any security convertible into or exercisable for any such new class or series of capital stock; or
(e)    redeem or repurchase (or permit any subsidiary to redeem or repurchase) any shares of Common Stock or Preferred Stock, other than (i) pursuant to an agreement with an employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services, (ii) an exercise of a right of first refusal in favor of the Corporation pursuant to an agreement with any Service Provider, which exercise has been approved by the Board or (iii) as approved by the Board, including at least one of the Preferred Directors, if any; or
(f)    declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock, other than a dividend on the Common Stock payable in shares of Common Stock; or
(g)    either (i) issue any debt security, or permit any wholly owned subsidiary to issue any debt security if the aggregate indebtedness of the Corporation and its wholly owned subsidiaries for borrowed money (other than intercompany indebtedness) following such issuance would exceed $1,000,000 unless such debt security has been approved by the Board, including at least one of the Preferred Directors, if any, or (ii) or modify or amend the terms of any of indebtedness so long as the maximum indebtedness specified in this clause 3.3(g) has been exceeded; or
(h)    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 3.3;
(i)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;
(j)    increase or decrease the authorized number of directors constituting the Board;
(k)    cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

(l)    amend this Section 3.3.
3.4.    Series A Protective Provisions. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of at least 65% of the outstanding shares of the Series A Preferred Stock (voting together as a single series on an as-converted basis):
(a)    increase or decrease the authorized number of shares of Series A Preferred Stock; or
(b)    amend the Restated Certificate if such amendment would alter or change the powers, preferences or special rights of the Series A Preferred Stock set forth in the Restated Certificate (including, without limitation, Subsection 2.3.1 and subsection 4.2.1 hereof), so as to affect them adversely, but would not so affect the entire class of Preferred Stock; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.4(b).
3.5.    Series B Protective Provisions. For so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the at least a majority of the outstanding shares of the Series B Preferred Stock (voting together as a single series on an as-converted basis):
(a)    increase or decrease the authorized number of shares of Series B Preferred Stock; or
(b)    amend the Restated Certificate if such amendment would alter or change the powers, preferences or special rights of the Series B Preferred Stock set forth in the Restated Certificate (including, without limitation, Subsection 2.3.1 and Subsection 4.2.1 hereof), so as to affect them adversely, but would not so affect the entire class of Preferred Stock; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.5(b).
3.6.    Series C Protective Provisions. For so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of at least a majority of the outstanding shares of the Series C Preferred Stock (voting together as a single series on an as-converted basis):

(a)    increase or decrease the authorized number of shares of Series C Preferred Stock; or
(b)    amend the Restated Certificate if such amendment would alter or change the powers, preferences or special rights of the Series C Preferred Stock set forth in the Restated Certificate (including, without limitation, Subsection 2.3.1 and Subsection 4.2.1 hereof), so as to affect them adversely, but would not so affect the entire class of Preferred Stock; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.6(b).
3.7.    Series D Protective Provisions. For so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of at least a majority of the outstanding shares of the Series D Preferred Stock (voting together as a single series on an as-converted basis):
(a)    increase or decrease the authorized number of shares of Series D Preferred Stock; or
(b)    amend the Restated Certificate if such amendment would alter or change the powers, preferences or special rights of the Series D Preferred Stock set forth in the Restated Certificate (including, without limitation, Subsection 2.3.1, Subsection 2.3.2(a) (solely if the consideration payable with respect to each share of Series D Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series D Preferred Stock) and Subsection 4.2.1 hereof), so as to affect them adversely, but would not so affect the entire class of Preferred Stock; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.7(b).
3.8.    Series E Protective Provisions. For so long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of at least 75% of the outstanding shares of the Series E Preferred Stock (voting together as a single series on an as-converted basis):
(a)    increase or decrease the authorized number of shares of Series E Preferred Stock; or
(b)    amend the Restated Certificate if such amendment would alter or change the powers, preferences or special rights of the Series E Preferred Stock set forth in the Restated Certificate (including, without limitation, Subsection 2.3.1, Subsection 2.3.2(a) (solely if the consideration payable with respect to each share of Series E Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series E Preferred Stock) and Subsection 4.2.1 hereof), so as to affect them adversely, but would not so affect the entire class of Preferred Stock; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.8(b).
3.9.    Series F and Series F-1 Protective Provisions. For so long as any shares of Series F Preferred Stock and/or Series F-1 Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of at least a majority of the outstanding shares of the Series F Preferred Stock and Series F-1 Preferred Stock (voting together as a single series on an as-converted basis):
(a)    increase or decrease the authorized number of shares of Series F Preferred Stock and/or Series F-1 Preferred Stock; or
(b)    amend the Restated Certificate if such amendment would alter or change the powers, preferences or special rights of the Series F Preferred Stock and/or the Series F-1 Preferred Stock set forth in the Restated Certificate (including, without limitation, Subsection 2.3.1, Subsection 2.3.2(a) (solely if the consideration payable with respect to each share of Series F Preferred Stock or Series F-1 Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series F Preferred Stock or the Series F-1 Preferred Stock) and Subsection 4.2.1 hereof), so as to affect them adversely, but would not so affect the entire class of Preferred Stock; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.9(b).
3.10.    Series G Protective Provisions. For so long as any shares of Series G Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the Series G Requisite Holders:
(a)    increase or decrease the authorized number of shares of Series G Preferred Stock;

(b)    amend the Restated Certificate if such amendment would alter or change the powers, preferences or special rights of the Series G Preferred Stock set forth in the Restated Certificate (including, without limitation, Subsection 2.3.1, Subsection 2.3.2(a) (solely if the consideration payable with respect to each share of Series G Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series G Preferred Stock) and Subsection 4.2.1 hereof), so as to affect them adversely, but would not so affect the entire class of Preferred Stock; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.10(b);
(c)    redeem or repurchase (or permit any subsidiary to redeem or repurchase) any shares of Common Stock or Preferred Stock, other than (i) pursuant to an agreement with a Service Provider giving the Corporation the right to repurchase shares upon the termination of services at the lower of (A) the original cost thereof or (B) then fair market value, or (ii) an exercise of a right of first refusal in favor of the Corporation pursuant to an agreement with any Service Provider, which exercise has been approved by the Board;
(d)    declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock, other than a dividend on the Common Stock payable in shares of Common Stock;
(e)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or
(f)    amend, alter or waive any provision of this Section 3.10.
3.11.    Series H Protective Provisions. For so long as any shares of Series H Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of at least a majority of the outstanding shares of the Series H Preferred Stock (voting together as a single series on an as-converted basis):
(a)    increase or decrease the authorized number of shares of Series H Preferred Stock;

(b)    amend the Restated Certificate if such amendment would alter or change the powers, preferences or special rights of the Series H Preferred Stock set forth in the Restated Certificate (including, without limitation, Subsection 2.3.1, Subsection 2.3.2(a) (solely if the consideration payable with respect to each share of Series H Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series H Preferred Stock) and Subsection 4.2.1 hereof), so as to affect them adversely, but would not so affect the entire class of Preferred Stock; it being understood that the authorization or issuance of any new class or series of capital stock having rights, powers or privileges senior to or on parity with any series of Preferred Stock shall not require any vote or consent under this Section 3.11(b);
(c)    redeem or repurchase (or permit any subsidiary to redeem or repurchase) any shares of Common Stock or Preferred Stock, other than (i) pursuant to an agreement with a Service Provider giving the Corporation the right to repurchase shares upon the termination of services at the lower of (A) the original cost thereof or (B) then fair market value, or (ii) an exercise of a right of first refusal in favor of the Corporation pursuant to an agreement with any Service Provider, which exercise has been approved by the Board;
(d)    declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock, other than a dividend on the Common Stock payable in shares of Common Stock;
(e)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or
(f)    amend, alter or waive any provision of this Section 3.10.
4.    Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
4.1.    Right to Convert.
4.1.1.    Conversion Ratio. Each share of a series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the initial Conversion Price for such series of Preferred Stock by the Conversion Price (as defined below and subject to adjustment) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for the Series A Preferred Stock shall initially mean $0.85 per share, for the Series B Preferred Stock, shall initially mean $2.754493 per share, for the Series C Preferred

Stock shall initially mean $8.9474 per share, for the Series D Preferred Stock shall initially mean $14.66 per share, for the Series E Preferred Stock shall initially mean $14.66 per share, for the Series F Preferred Stock shall initially mean $14.66 per share, for the Series F-1 Preferred Stock shall initially mean $14.66 per share, for the Series G Preferred Stock shall initially mean $36.2324 per share, and for the Series H Preferred Stock shall initially mean $89.0156 per share. Such initial Conversion Price for each series of Preferred Stock, and the rate at which such shares of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Section 5.
4.1.2.    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock, (b) pay in cash such amount as provided in Section 5.7.3 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.
4.1.3.    Effect of Voluntary Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.7.3 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.
4.2.    Mandatory Conversion.
4.2.1.    Automatic Conversion. Upon either (a) the closing of the sale of shares of Class A Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) resulting in at least $500,000,000 of gross proceeds to the Corporation and in connection with such offering the Class A Common Stock is listed for trading on the Nasdaq Stock Market LLC or the New York Stock Exchange (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (u) the holders of at least 65% of the outstanding shares of Preferred Stock at the time of such vote or consent, voting together as a single class on an as-converted basis, (v) the holders of at least 30% of the outstanding shares of Series D Preferred Stock at the time of such vote or consent, voting separately on an as-converted basis, (w) the holders of at least 30% of the outstanding shares of Series E Preferred Stock at the time of such vote or consent, voting separately on an as-converted basis, (x) the holders of at least a majority of the outstanding shares of Series F Preferred Stock and Series F-1 Preferred Stock at the time of such vote or consent, voting together as a single series on an as-converted basis, (y) the Series G Requisite Holders, and (z) the holders of at least a majority of the outstanding shares of Series H Preferred Stock at the time of such vote or consent, voting separately on an as-converted basis, (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation; provided that, notwithstanding the foregoing, should the vote or written consent referred to in clause (b) above be conducted or provided in anticipation of or in connection with a specific Deemed Liquidation Event contemplated by the Corporation, then, in lieu of the vote or written consent contemplated by clause (b) above, (i) all outstanding shares of the Series A Preferred Stock shall automatically be converted into shares of Class A Common Stock (at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and which shares may not be reissued by the Corporation) if the holders of at least 65% of the outstanding shares of Series A Preferred Stock at the time of such vote or consent, voting together as a single series on an as-converted basis, vote or consent in writing to so convert on the date and time, or the occurrence of that Deemed Liquidation Event, that they so specify and/or (ii) all outstanding shares of the Series B Preferred Stock shall automatically be converted into shares of Class A Common Stock (at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and which shares may not be reissued by the Corporation) if the holders of at least a majority of the outstanding shares of Series B Preferred Stock at the time of such vote or consent, voting together as a single series on an as-converted basis, vote or consent in writing to so convert on the date and time, or the occurrence of that Deemed Liquidation Event, that they so specify and/or (iii) all outstanding shares of the Series C Preferred Stock shall automatically be converted into shares of Class A Common Stock (at the applicable ratio described in Section

4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and which shares may not be reissued by the Corporation) if the holders of at least a majority of the outstanding shares of Series C Preferred Stock at the time of such vote or consent, voting together as a single series on an as-converted basis, vote or consent in writing to so convert on the date and time, or the occurrence of that Deemed Liquidation Event, that they so specify and/or (iv) all outstanding shares of the Series D Preferred Stock shall automatically be converted into shares of Class A Common Stock (at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and which shares may not be reissued by the Corporation) if the holders of at least a majority of the outstanding shares of Series D Preferred Stock at the time of such vote or consent, voting together as a single series on an as-converted basis, vote or consent in writing to so convert on the date and time, or the occurrence of that Deemed Liquidation Event, that they so specify and/or (v) all outstanding shares of the Series E Preferred Stock shall automatically be converted into shares of Class A Common Stock (at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and which shares may not be reissued by the Corporation) if the holders of at least 75% of the outstanding shares of Series E Preferred Stock at the time of such vote or consent, voting together as a single series on an as-converted basis, vote or consent in writing to so convert on the date and time, or the occurrence of that Deemed Liquidation Event, that they so specify and/or (vi) all outstanding shares of the Series F Preferred Stock and Series F-1 Preferred Stock shall automatically be converted into shares of Class A Common Stock (at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and which shares may not be reissued by the Corporation) if the holders of at least a majority of the outstanding shares of Series F Preferred Stock and Series F-1 Preferred Stock at the time of such vote or consent, voting together as a single series on an as-converted basis, vote or consent in writing to so convert on the date and time, or the occurrence of that Deemed Liquidation Event, that they so specify and/or (vii) all outstanding shares of the Series G Preferred Stock shall automatically be converted into shares of Class A Common Stock (at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and which shares may not be reissued by the Corporation) if the Series G Requisite Holders vote or consent in writing to so convert on the date and time, or the occurrence of that Deemed Liquidation Event, that they so specify and/or (viii) all outstanding shares of the Series H Preferred Stock shall automatically be converted into shares of Class A Common Stock (at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and which shares may not be reissued by the Corporation) if the holders of at least a majority of the outstanding shares of Series H Preferred Stock at the time of such vote or consent, voting together as a single series on an as-converted basis, vote or consent in writing to so convert on the date and time, or the occurrence of that Deemed Liquidation Event, that they so specify (in each instance above, the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”).
4.2.2.    Mandatory Conversion Procedural Requirements.
(a)    All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Section 4.2.1. Unless otherwise provided in this Restated Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 4.2.
(b)    If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to this Section 4.2, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.2(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.7.3 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.
5.    Adjustments to Conversion Price.
5.1.    Adjustments for Diluting Issuances.
5.1.1.    Special Definitions. For purposes of this Article IV, the following definitions shall apply:
(a)    “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.

(b)    “Original Issue Date” shall mean the date on which the first share of the Series H Preferred Stock was issued.
(c)    “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(d)    “Additional Shares of Common Stock” with respect to a series of Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Section 5.1.2 below, deemed to be issued) by the Corporation after the Original Issue Date for such series of Preferred Stock, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively as to all such shares and shares deemed issued, “Exempted Securities”):
(i)    shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock;
(ii)    shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on or subdivision of shares of Common Stock that is covered by Section 5.2, 5.3, 5.4, 5.5 or 5.6;
(iii)    shares of Common Stock or Options to acquire shares of Common Stock, including but not limited to stock appreciation rights payable in shares of Common Stock or in Options or Convertible Securities, issued to Service Providers pursuant to a plan, agreement or arrangement approved by the Board, including at least one of the Preferred Directors, if any;
(iv)    shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security;
(v)    shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by the Board, including at least one of the Preferred Directors, if any, provided that such issuance is for non-equity financing purposes;
(vi)    shares of Common Stock, Options or Convertible Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent of the outstanding equity securities of, the other entity, or issued pursuant to a bona fide joint venture agreement, provided that such issuances are approved by the Board, including at least one of the Preferred Directors, if any;
(vii)    shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board, including at least one of the Preferred Directors, if any, provided that such issuance is for non-equity financing purposes;
(viii)    shares of Common Stock, Options or Convertible Securities issued as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 5.1.3;
(ix)    shares of Common Stock issued in a Qualified Public Offering;
(x)    as to any particular series of Preferred Stock other than the Series G Preferred Stock, the issuance or deemed issuance of Common Stock if the Corporation receives written notice from the holders of at least 65% of the then outstanding shares of such series of Preferred Stock on an as-converted basis agreeing that no adjustment shall be made to the Conversion Price of such series as a result of the issuance or deemed issuance; or
(xi)    as to the Series G Preferred Stock, the issuance or deemed issuance of Common Stock if the Corporation receives written notice from the Series G Requisite Holders agreeing that no adjustment shall be made to the Conversion Price of such series as a result of the issuance or deemed issuance.
5.1.2.    Deemed Issue of Additional Shares of Common Stock.
(a)    If the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including the passage of time) but without regard to any provision contained therein for a subsequent adjustment of such number including by way of anti-dilution adjustment) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 5.1.2(b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3 (either because the consideration per share (determined pursuant to Section 5.1.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date of such series of Preferred Stock), are revised after the Original Issue Date of such series of Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.1.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 5.1.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 5.1.2(b) and 5.1.2(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 5.1.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
5.1.3.    Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date of a series of Preferred Stock issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2), without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
“CP2” shall mean the applicable Conversion Price in effect immediately after such issue or deemed issue of Additional Shares of Common Stock
“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue or deemed issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue or deemed issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
“B” shall mean the number of shares of Common Stock that would have been issued or deemed issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
“C” shall mean the number of such Additional Shares of Common Stock actually issued or deemed issued in such transaction.
5.1.4.    Determination of Consideration. For purposes of this Section 5.1, the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock shall be computed as follows:
(a)    Cash and Property: Such consideration shall:
(i)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
(ii)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and
(iii)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.
(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.1.2, relating to Options and Convertible Securities, shall be determined by dividing
(i)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(ii)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
5.1.5.    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.2 and such issuance dates occur within a period of no more than 120 days after the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transaction).
5.2.    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.
5.3.    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:
(a)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(b)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 5.3 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.
5.4.    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.
5.5.    Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Original Issue Date for a series of Preferred Stock, the Class A Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.2, 5.3, 5.4 or 5.6 or by Section 2.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class A Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change. If the Corporation reclassifies or converts any shares of Class A Common Stock into shares with superior dividend, liquidation or other economic rights or privileges (excluding voting power) compared to Class N Common Stock, the Class N Common Stock shall also be reclassified or converted such that it remains pari passu with the Class A Common Stock, except with respect to voting rights.
5.6.    Adjustment for Merger or Consolidation. Subject to the provisions of Section 2.3, if there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.1, 5.3, 5.4 or 5.5), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Section 4 and this Section 5 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in Section 4 and this Section 5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.
5.7.    General Conversion Provisions.
5.7.1.    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.
5.7.2.    Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Class A Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Conversion Price.
5.7.3.    Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Class A Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.
5.7.4.    No Further Adjustment after Conversion. Upon any conversion of shares of Preferred Stock into Class A Common Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Class A Common Stock delivered upon conversion.
6.    Redemption. The Preferred Stock shall not be redeemable at the option of the holder thereof.
7.    No Reissuance of Redeemed or Otherwise Acquired Preferred Stock. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Preferred Stock following the close of business on the third day preceding the redemption or other acquisition by the Corporation or any of its subsidiaries of such shares.
8.    Waiver. Any of the rights, powers, preferences and other terms of a series of the Preferred Stock or the Preferred Stock as a class that are set forth herein, except for the rights, powers, preferences and other terms set forth in Section 2.3.1, Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10 and Section 4.2.1 hereof, may be waived on behalf of all holders of such series of Preferred Stock or the Preferred Stock as a class by the affirmative written consent or vote of the holders of at least (i) in the case of the Series A Preferred Stock, 65% of the shares of such series of the Series A Preferred Stock that are then outstanding, (ii) in the case of the Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, a majority of the shares of such series of Preferred Stock that are then outstanding, each voting separately as to its own series, (iii) in the case of the Series E Preferred Stock, at least 75% of the shares of the Series E

Preferred Stock that are then outstanding, treating any convertible Preferred Stock as-if converted to Class A Common Stock, (iv) in the case of the Series F Preferred Stock and Series F-1 Preferred Stock, a majority of the shares of Series F Preferred Stock and Series F-1 Preferred Stock that are then outstanding, voting together as a single series on an as-converted basis, (v) in the case of the Series G Preferred Stock, the Series G Requisite Holders or (vi) in the case of the Series H Preferred Stock, a majority of the shares of Series H Preferred Stock that are then outstanding, voting separately as a single series on an as-converted basis; provided, that a waiver of Section 2.3.2(a) shall require the affirmative written consent or vote of the holders of at least 65% of the shares of Series D Preferred Stock if the consideration payable with respect to each share of Series D Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series D Preferred Stock, the affirmative written consent or vote of the holders of at least 75% of the shares of Series E Preferred Stock if the consideration payable with respect to each share of Series E Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series E Preferred Stock, the affirmative written consent or vote of the holders of at least a majority of the shares of Series F Preferred Stock and Series F-1 Preferred Stock, voting together as a single series on an as-converted basis, if the consideration payable with respect to each share of Series F Preferred Stock or Series F-1 Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series F Preferred Stock or Series F-1 Preferred Stock, the affirmative written consent or vote of Series G Requisite Holders if the consideration payable with respect to each share of Series G Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series G Preferred Stock, and the affirmative written consent or vote of the holders of at least a majority of the shares of Series H Preferred Stock if the consideration payable with respect to each share of Series H Preferred Stock in a Deemed Liquidation Event at the closing of such Deemed Liquidation Event is less than the Original Issue Price applicable to the Series H Preferred Stock.
9.    Notice of Record Date. In the event:
(a)    the Corporation shall set a record of the holders of its Class A Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock, or any Deemed Liquidation Event; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Class A Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the holders of at least 65% of the outstanding shares of Preferred Stock acting as a single class on an as-converted basis.
10.    Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.
ARTICLE V: PREEMPTIVE RIGHTS.
No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.
ARTICLE VI: STOCK REPURCHASES.
In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

ARTICLE VII: BYLAW PROVISIONS.
A.    AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
B.    NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.
C.    BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
D.    MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
ARTICLE VIII: DIRECTOR LIABILITY.
A.    LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
B.    INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
C.    MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX: CORPORATE OPPORTUNITIES.
In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock or any of its Affiliates and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.
ARTICLE X: CREDITOR AND STOCKHOLDER COMPROMISES.
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
* * * * * * * * * * *

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CEREBRAS SYSTEMS INC.
Cerebras Systems Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 28, 2026 (the “Restated Certificate of Incorporation”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:
1.     Article IV. The first paragraph of Article IV of the Restated Certificate of Incorporation, relating to the authorized share capital of the Corporation, is amended to read in its entirety as follows:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 287,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), (b) 40,000,000 shares of Class N Common Stock, $0.00001 par value per share (the “Class N Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (c) 124,652,775 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”). As of the effective date of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”), 31,731,394 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 9,076,079 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, 7,264,680 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”, 4,943,849 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock”, 14,916,649 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock”, 9,168,419 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock”, 5,798,089 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F-1 Preferred Stock”, 30,359,557 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series G Preferred Stock” and 11,394,059 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series H Preferred Stock”.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated:	March 20, 2026

CEREBRAS SYSTEMS INC.

By:	/s/ Andrew Feldman
Name:	Andrew Feldman
Title:	Chief Executive Officer